EXHIBIT 99.10

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Contact: Tim Gallaher
Investor Relations
952-591-3840
ir@moneygram.com

MoneyGram International, Inc. Announces New Board Member

MINNEAPOLIS, MINN., August 18, 2005 – MoneyGram International, Inc. (NYSE: MGI), a leading global payment services company, today announced the unanimous election of Othón Ruiz-Montemayor to its board of directors. Ruiz’s term continues until MoneyGram’s annual meeting of stockholders in May 2006.

Ruiz currently is the chairman of Grupo Inversiones Monterrey, S.A. de C.V., a private investment firm. From 1996 to 2004 he was the chief executive officer of Grupo Financiero Banorte S.A. de C.V., one of the leading bank groups in Mexico. Prior to that he worked at Fomento Económico Mexicano, S.A. de C.V. (FEMSA) (NYSE ADS:FMX) in various positions, including chief financial officer from 1974 until 1985 and chief executive officer from 1985 until 1995. He currently serves on the boards of the Monterrey Technical Institute, Hospital San José, and Banregio S.A. Ruiz has served on of the boards of FEMSA, Banca Serfin S.A. de C.V., Grupo Financiero Bancomer S.A. de C.V., Seguros y Fianzas Monterrey, S.A. de C.V., Sigma Alimentos S.A. de C.V., Grupo Financiero Banorte S.A. de C.V. and Gruma S.A. de C.V. He also has been very active in various civic and public organizations, including serving as the president of Mexico’s National Bankers’ Association in 2002 and 2003 and as the secretary of finance and general treasurer of the State of Nuevo León from 1995 to 1996.

Phil Milne, chief executive officer of MoneyGram, stated, “It is a pleasure to welcome a high caliber board member such as Mr. Ruiz. He is a very talented and accomplished executive with extensive international banking experience. I join everyone at MoneyGram in looking forward to his future contributions to the company.”

About MoneyGram International, Inc.
MoneyGram International, Inc. is a leading global payment services company and S&P
MidCap 400 company. The company’s major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company, with over $825 million in revenue in 2004 and over 81,000 global money transfer agent locations in 170 countries. For more information, visit the company’s website at www.moneygram.com.

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